Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

YEVGENTY PINIS,
C.A. No. 2381-N
Plaintiff,

v.

TIMOTHY R. RICHARDSON, LAURA PERRONE, JOSEPH D. RIZZI, A. THAMPY THOMAS, JOHN ZUCKER, MICRO LINEAR CORPORATION, SIRENZA MICRODEVICES, INC., and METRIC ACQUISITION CORP.,

Defendants.

AMENDED CLASS ACTION COMPLAINT

Plaintiff, by his attorneys, alleges the following upon information and belief, except for those allegations which pertain to Plaintiff and his attorneys, which allegations are based on personal knowledge. Plaintiff s information and belief is based on, inter alia, the investigation conducted by his attorneys, including a review of the public filings of defendants Micro Linear Corporation (“Micro Linear” or the “Company”) and Sirenza Microdevices, Inc. (“Sirenza”), press releases, news articles, and publicly available information concerning Micro Linear.

NATURE OF ACTION

1. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants, who own stock of Micro Linear and are similarly situated (the “Class”), for injunctive relief and other relief as appropriate. This action arises from breaches of fiduciary duties in connection with a merger agreement entered into by Micro Linear and Sirenza and Metric

Acquisition Corporation, a wholly owned subsidiary of Sirenza (“Merger Sub”) (together, the “Sirenza Group”) for grossly inadequate consideration and in breach of defendants’ fiduciary duties (the “Merger Agreement”). Plaintiff seeks injunctive relief herein, inter alia, to enjoin the implementation of a proposed transaction whereby the Sirenza Group will purchase all outstanding shares of Micro Linear for 0.365 of Sirenza shares for each Micro Linear share (“Proposed Transaction”). Alternatively, in the event that the Proposed Transaction is completed, Plaintiff seeks to recover damages caused by the breach of fiduciary duties owed by the defendants.

2. The Individual Defendants have breached their fiduciary duties owed to Micro Linear’s public stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any acquisition of the Company’s assets and are breaching their fiduciary duties in connection with an upcoming vote of Micro Linear shareholders to approve the Proposed Transaction.

PARTIES

3. Plaintiff has been the owner of shares of the common stock of Micro Linear since prior to the wrongs herein complained of and continuously to date.

4. Micro Linear is a corporation duly organized and existing under the laws of the State of Delaware. The Company specializes in wireless integrated circuit solutions, which are used in a variety of wireless products serving a global market. These transceivers are used in many streaming wireless applications such as cordless phones, Personal Handyphone System (PHS) handsets, security cameras, game controllers, cordless headsets and other personal electronic appliances. In addition, the Company offers networking products consisting mainly of media conversion products that enable implementation of cost effective fiber to the home or FTTH systems.

5. Defendant Timothy R. Richardson (“Richardson”) was appointed President and Chief Executive Officer of the Company in May 2002, and has served as a director of the Company since March 2000.

6. Defendant Laura Perrone (“Perrone”) is a director of the Company. Under the terms of the Merger Agreement, Defendant Perrone’s 105,000 unvested options to purchase Micro Linear common stock will be accelerated immediately prior to the effective time of the merger.

7. Defendant Joseph D. Rizzi (“Rizzi”) is a director of the Company. Under the terms of the Merger Agreement, Defendant Rizzi’s 169,000 unvested options to purchase Micro Linear common stock will be accelerated immediately prior to the effective time of the merger.

8. Defendant A. Thampy Thomas (“Thomas”) is a director of the Company. Under the terms of the Merger Agreement, Defendant Thomas’s 141,250 unvested options to purchase Micro Linear common stock will be accelerated immediately prior to the effective time of the merger.

9. Defendant John Zucker (“Zucker”) is a director of the Company. Under the terms of the Merger Agreement, Defendant Zucker’s 140,000 unvested options to purchase Micro Linear common stock will be accelerated immediately prior to the effective time of the merger.

10. Defendants Richardson, Perrone, Rizzi, Thomas, and Zucker are herein referred to as the “Individual Defendants”.

11. The Individual Defendants, as officers and/or directors of the Company, stand in a fiduciary relationship to Plaintiff and the Company’s public stockholders and owe them the highest fiduciary obligations of good faith, fair dealing, due care, loyalty, and full and candid disclosures.

12. Defendants Sirenza and Metric Acquisition Corporation have entered into an agreement to acquire Micro Linear and have aided and abetted the wrongs complained of herein.

CLASS ACTION ALLEGATIONS

13. Plaintiff brings this action as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all security holders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants’ actions as more fully described herein.

14. This action is properly maintainable as a class action.

15. The class is so numerous that joinder of all members is impracticable. As of June 6, 2006, there were approximately 12,990,403 shares of Micro Linear common stock outstanding owned by hundreds, if not thousands, of holders other than defendants.

16. There are questions of law and fact which are common to the Class including, inter alia, the following: (a) whether defendants have breached their fiduciary and other common law duties owed by them to Plaintiff and the members of the Class and (b) whether the Class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by Defendants.

17. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the Plaintiff are typical of the claims of other members of the Class and Plaintiff has the same interests as the other members of the Class. Plaintiff will fairly and adequately represent the Class.

18. Defendants have acted in a manner which affects Plaintiff and all members of the Class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

19. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

A.	Micro Linear Is A Company On The Rise

20. As evidenced by the Company’s recent financial reports, Micro Linear is a rising star. For example, on January 26, 2006, the Company issued a press release reporting its financial results for the 2005 fourth quarter and twelve months ended December 31, 2005. The Company reported that its net revenue for the fourth quarter of 2005 was $4.2 million, as compared to $3.7 million in the third quarter of 2005.

21. In that same press release, Defendant Richardson stated in relevant part:

We continue to see strength in the PHS market; and therefore continue to focus our energies and resources towards development of our next generation transceiver, the ML1905. We expect this product will offer significant advantages over the ML1900 and ML1901, including compatibility with a broad set of base bands, greater efficiency and improved overall RF performance. We are committed to executing on our product development plans, maintaining cost efficiencies, and delivering best-in-class products to our customers, in order to reach our goal of sustainable profitability.

(Emphasis added).

22. On February 9, 2006, the Company also held a publicly accessible conference call with analysts and investors to report its financial results for the fourth quarter and twelve months ended December 31, 2005. At that conference call, Defendant Richardson stated in pertinent part:

Now I’d like to take a moment to discuss the PHS market, and specifically the ML1900.

As we’ve discussed in previous calls, we have had limited success with this product. Handset products based on the ML1900 are currently in the market, however, it is early in the production cycle of these devices, and it is impossible to know the long term success of these products. At this juncture in our business it is critical that we focus our attention on moving forward, and directing our energies and resources toward completing our next generation integrated transceiver, the ML1905. As we have discussed, we believe the 1905 will offer several advantages over the ML1900 and ML1901, including compatibility with a broader set of basebands, great efficiency and improved overall air performance.

We’re also in the process of engaging with existing and potential customers and baseband suppliers who we hope will further contribute to our future success with this product. We have a number of potential customers awaiting samples in order to begin their product designs. We plan to deliver samples and evaluation platforms to potential customers during the first half of 2006. Our primary focus is to remain directly involved with our potential customers to aid them in their designs and qualification process. We believe that the ML1905 will offer many advantages to our potential customers serving this market.

Overall the PHS market continues to be strong in China, and is expected to remain that way through the Olympic year 2008. Additionally we believe PHS is continuing to enjoy success outside the China market because of the low cost of deployment and the high quality performance of the systems. Continuing on the source of PHS market data, the estimated annual handset sales projections range from the mid-20 million to mid-30 million new handsets per year.

23. On April 20, 2006, the Company issued a press release reporting its financial results for the first quarter ended March 31, 2006. The Company stated that its net revenue for the first quarter of 2006 was $5.2 million, as compared to $4.2 million in the fourth quarter of 2005 and $4.2 million in the first quarter of 2005.

24. In that same press release, Defendant Richardson stated in relevant part:

We are pleased with the 25 percent revenue increase in the first quarter as it demonstrates the overall strength in our core Digital Cordless Transceiver (DCT) business....

During the quarter, we made significant progress toward completing the development of our next generation PHS product, the ML1905, and expect to offer potential customers sample platforms during May. We continue to believe a significant opportunity for the Company exists in the PHS market. Additionally, we remain encouraged by the Wireless Audio segment where we have achieved new design wins, although this segment remains a small portion of our overall business.”

Improvements in revenue, gross margin contribution and reduced expenses were meaningful accomplishments during the quarter, and we are encouraged by our potential opportunity in the PHS market. In an effort to reach our goal of achieving profitability, we remain focused on product development execution and cost containment.

(Emphasis added).

25. On that same day, the Company also held a publicly accessible conference call with analysts and investors to report its financial results for the first quarter ended March 31, 2006. At that conference call, Defendant Richardson stated in pertinent part:

First quarter results were highlighted by 25% revenue growth and were coupled with decreased expenses, resulting in a near break-even quarter. The improvement in revenue was driven primarily by increased sales of our digital cordless telephone transceiver business for our 5.8 gigahertz transceivers to both Uniden and VTech.

As Mike stated, our first quarter was our highest first quarter revenue performance in four years. Additionally, the composition of the last quarter’s revenue was entirely different than that of four years ago. The sales volume of older networking products was decreased by 65% since the first quarter of 2002, while the unit shipments of wireless products had grown by 328%. It’s through the strength of our core wireless transceiver product lines that this transformation of the company has occurred.

(Emphasis added).

26. On July 27, 2006, the Company issued a press release reporting its financial results for the 2006 second quarter and six months ended June 30, 2006. The Company stated that its net revenue for the second quarter of 2006 was $6,6 million, up 26 percent from $5.2 million for the first quarter of 2006 and up 11 percent from $6.0 million for the second quarter of 2005.

27. In that same press release, Defendant Richardson stated in relevant part:

“Our solid second quarter results were primarily driven by the growth of our digital cordless transceiver (DCT) business, which resulted in a profitable quarter for the Company,” stated Tim Richardson, President and Chief Executive Officer of Micro Linear Corporation.

Mr. Richardson continued, “Also notable during the quarter, we achieved a significant milestone with our next generation PHS transceiver, the ML1905, which is now being sampled by multiple potential customers. We are encouraged by their progress to date and continue to work closely with these companies.”

(Emphasis added).

28. On that same day, the Company also held a publicly accessible conference call with analysts and investors to report its financial results for the second quarter and and six months ended June 30, 2006, At that conference call, Defendant Richardson stated in pertinent part:

We are pleased with the results of the second quarter as revenue grew 26% sequentially and we achieved solid gross margins and positive net income. Revenue growth in the second quarter was primarily driven by increased sales of our digital cordless phone business and strength in our networking business. I will discuss both of these businesses in a moment.

*    *    *

In summary, we are proud of our accomplishments this quarter and for our profitability in the first half of 2006, Last December, we began implementing our plan to return the company to profitability while maintaining world-class engineering and operations organizations. We continue to focus on execution, and believe we are well positioned to successfully compete in the markets we serve. While we will always face strong competition, will likely experience quarter-to-quarter revenue fluctuations, and will be challenged by other business risks in the future, we believe Micro Linear is stronger now than it has been in many years.

(Emphasis added).

29. Below is graph that demonstrates that since the beginning of January 2006, the Company’s stock is ahead of the Dow Jones Industrial Average, the S&P 500 Index, and the Nasdaq Stock Market:

30. As set forth above, the Company has demonstrated a major turnaround over the past two quarters of 2006. That is why one cannot use historical data to evaluate the true value of Micro Linear. This turnaround was driven by better sales from the existing DCT (Digital Cordless Telephone) business.

31. The Company’s turn around has been based on its major consumer (Uniden and V- Tech) demand for newer technology (5.8 ghz cordless phones and the 5.8 ghz radios), which have a slightly higher average selling price per unit and slightly better gross margin than the older 2.4 ghz radios. The Company’s customers’ migration to the newer technology (5.8ghz) has had a meaningful impact on the Company’s first and second quarters of 2006.

32. Indeed, the Company’s first product (the 1900 radio), that was released over a year ago, did not perform well. As a result, the Company wrote down several million dollars of 1900 chip inventory; however, the Company is still shipping this product. Had the Company recognized 100% gross margin on this written off inventory in the second quarter of 2006, the Company’s earnings per share would have been about $0.02 cents per share higher in the 2006 second quarter. Thus, the Company artificially depressed its 2006 second quarter gross margins.

33. Importantly, Micro Linear’s future financial results for the quarters ending September 30, 2006 and December 31, 2006 should be extremely strong and need to be disclosed to the Company’s shareholders in connection with the vote on the Sirenza transaction, especially in light of the fact that they were used by Micro Linear’s financial advisor in connection with opining on the fairness of the Proposed Transaction.

B.	As a Public Analog Company, Micro Linear Is Extremely Valuable

34. Micro Linear is one of the few publicly-traded analog companies. Indeed, it takes a great design team and years of work to integrate designs by customers into their products and, because these products are so specialized, analog companies usually have the designs for the life of the designed products. Micro Linear has always stressed that its analog design team is an extremely valuable asset.

35. Furthermore, the Company is in a group of select semiconductor companies — mostly analog and/or specialty semiconductor companies — that has 50%+ gross margins.

36. This is important, because semiconductor companies — such as Micro Linear — have tremendous operating leverage once they break through the break even point on their earnings. This, in turn, is reflected in these companies’ stock prices. Thus, in the case of Micro Linear, one million dollars more in quarterly sales for the Company means an additional $0.04 per share per quarter in earnings.

37. Illustrating the value of analog design companies, is that Silicon Labs recently purchased another analog design company for approximately $20 million. Unlike Micro Linear, that analog design company had no meaningful revenues.

C.	Micro Linear Has An Extremely Valuable Product Pipeline

38. Micro Linear has an extremely valuable product pipeline. In this regard, the Company has significant potential with its new product, the ML1905, which is the next generation of the 1900. While a number of PHS manufacturers are continuing to evaluate ML1900, some potential customers have made the decision to defer utilizing the Company’s first generation PHS products because they do not meet such manufacturers’ performance criteria. Some have decided to wait and evaluate the Company’s second generation transceiver, the ML1905. The Company delivered sample platforms and evaluation units of the ML1905 in the second quarter of 2006 and expects to have production devices available for shipment late in the second half of 2006.

39. The Company has also publicly stated that it can capture a meaningful share of the PHS market. The market is comprised of approximately 25 million chips a year each at a $3 to $4 average selling price. The Company has stated that it can get a meaningful percentage of the PHS transceiver market.

40. If the Company captures 15% of the PHS market, it would result in approximately $13,000,000 in sales. $13,000,000 in incremental sales at a 55% gross margin is $7,000,000 of additional operating income to the Company’s bottom line since there is minimal incremental selling expense and SG&A increases associated with this sales ramp. This is $0.47 cents per share of additional earnings per share on a $3 stock. Even if the rest of the Company’s business only makes

$0.15 cents per share; that is $0.62 cents per share pre tax next year fully diluted. The Company also has approximately $29 million in net operating loss carry forwards (“NOLS”) which should shield the Company’s earnings per share if Micro Linear was to stay independent. Even applying a 20x multiple to these earnings would yield a Micro Linear stock price in excess of $12 per share. As set forth herein, the Company has a high probability to ramp strongly throughout calendar 2007.

41. The Company also has a legacy network connectivity product business that accounts for about $1,000,000 in sales per quarter, with very high gross margins. Approximately six months ago, the Company believed that this business was going to decline sharply. Upon information and belief, however, the Company now believes that this business is going to be stable for the next few quarters. This is an unexpected, recent positive aspect to the value of Micro Linear.

D.	Micro Linear Announces That It Is Being Acquired By Sirenza

42. On or about August 15, 2006, the Company announced that it signed a definitive agreement to be acquired by the Sirenza Group. Under the terms of the agreement, 0.365 of a Sirenza share will be issued for each Micro Linear share. Based on Micro Linear’s fully diluted shares outstanding and Sirenza’s closing price on August 14, 2006, the transaction is currently valued at approximately $45.6 million.

43. Under the terms of the Merger Agreement, as of the effective time of the merger, Micro Linear shareholders are expected to receive the right to convert each outstanding share of Micro Linear common stock that they hold into a fraction of a share of Sirenza common stock. The number of shares of Sirenza common stock issuable in the merger will be determined by multiplying the number of shares of Micro Linear common stock owned by each Micro Linear shareholder by an exchange ratio. The current exchange ratio is 0.375, but the exchange ratio is subject to adjustment based on the average closing price of Sirenza common stock as quoted on the Nasdaq during the ten trading days ending on the third trading day prior to the closing date of the merger.

44. Recognizing the Company’s potential for greater growth, the Sirenza Group has attempted to deny the Company’s public shareholders the opportunity to obtain fair value for their equity interest in Micro Linear by proposing a transaction at an inadequate price, thereby denying the Company’s public shareholders the opportunity to obtain fair value for their equity interest.

45. The consideration per share to be paid to the Class is unfair and inadequate because, among other things: (a) the intrinsic value of the Company’s stock is materially in excess of the consideration that Sirenza has proposed, giving due consideration to the Company’s prospects for growth and profitability in light of its business, earnings power, present and future; and (b) the consideration offered is not the result of arm’s length negotiations but was fixed arbitrarily by the Sirenza Group to “cap” the market price of the Company and obtain its assets and business at the lowest possible price.

46. Indeed, if you subtract Micro Linear’s cash-on-hand of $12.2 million, then the amount that Sirenza is paying for the Company is actually $33 million. If the Company earns $10.2 million pre-tax next year, or 63 cents per share, this equates to a multiple of 3x the Company’s pre-tax earnings. This multiple is minute when compared to multiples of 6x to l0x pre-tax earnings which are more characteristic of the industry, or any industry for that matter, for a takeover.

THE FORM S-4 REGISTRATION STATEMENT IN CONNECTION

WITH THE PROPOSED TRANSACTION CONTAINS

MATERIAL MISREPRESENTATIONS AND OMITS MATERIAL INFORMATION

47. On or about September 1, 2006, Sirenza filed with the Securities and Exchange Commission (the “tSEC”) a Form S-4 Registration Statement under the Securities Act of 1933 (the “Form S-4”). The Form S-4 also contains a preliminary proxy statement to be issued by Micro Linear in connection with a shareholder vote to be held on the Proposed Transaction. The Micro Linear shareholder vote is scheduled to take place on October 20,2006. The Form S-4 is materially false and misleading.

48. Needham & Company, LLC (“Needham”), Micro Linear’s financial advisor, furnished financial advisory and investment banking services with respect to the Proposed Transaction and rendered an opinion as to the fairness of the exchange ratio to the holders of Micro Linear common stock. That fairness opinion is incorporated in the Form S-4.

49. In undertaking its fairness opinion, the Form S-4 stated that Needham:

•	reviewed a draft of the merger agreement dated August 14, 2006;

•	reviewed certain publicly available information concerning Sirenza and Micro Linear and certain other relevant financial and operating data of Sirenza and Micro Linear furnished to Needham & Company by Sirenza and Micro Linear;

•	reviewed the historical stock prices and trading volumes of Sirenza common stock and Micro Linear common stock;

•	held discussions with members of management of Sirenza and Micro Linear concerning their past and current operations and financial condition and future business prospects and the joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies;

•	reviewed certain research analyst projections with respect to

Sirenza and held discussions with members of the management of Sirenza concerning those projections;

•	reviewed certain financial forecasts with respect to Micro Linear prepared by the management of Micro Linear and held discussions with members of management of Sirenza and Micro Linear concerning those projections;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Micro Linear and Sirenza, respectively;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant;

•	reviewed the pro forma impact of the merger on Sirenza’s projected earnings per share; and

•	performed and/or considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

See Form S-4 at 73 (emphasis added).

50. Importantly, although Needham relied on certain financial forecasts with respect to Micro Linear, those forecasts are omitted from the Form S-4. Moreover, it is now clear that Micro Linear and Needham were not furnished with Sirenza’s forecasts; rather, they “held discussions” with Sirenza about “analysts projections.” Plaintiff and class members are entitled to know what projections were relied on and what changes were made to those projections. A Micro Linear shareholder deciding how to vote on this stock-for-stock merger cannot cast an informed vote without reviewing Micro Linear’s forecasts and Sirenza projections.

A.	The Contribution Analysis Is False And Misleading

51. The Form S-4 also contains a false and misleading Needham Contribution Analysis:

Contribution Analysis. Needham & Company reviewed and analyzed the contribution of each of Micro Linear and Sirenza to combined balance sheet information, combined operating results for the twelve months ended June 30, 2006, or LTM, and projected calendar year 2006 and calendar year 2007 combined operating results. In calculating the combined balance sheet information, Needham & Company used the June 30, 2006 balance sheets of Micro Linear and Sirenza. In calculating the LTM operating results, Needham & Company used the respective operating results of each company for each fiscal quarter in the twelve months ended June 30, 2006. In calculating the projected combined operating results, Needham & Company used financial forecasts prepared by Micro Linear management and published research analyst projections for Sirenza and assumed no cost savings or other synergies. Needham & Company reviewed, among other things, the contributions to revenues, gross profit, earnings before interest and taxes, or EBIT, net income, cash and equivalents, total assets and stockholders’ equity. This analysis indicated that Micro Linear would have contributed:

44.7% of combined cash and equivalents;

9.9% of combined total assets; and

10.4% of combined stockholders’ equity.

*    *    *

Based on the exchange ratio, the Sirenza closing stock price of $8.72 on August 11, 2006 and using the treasury stock method to calculate the number of shares of Sirenza common stock outstanding after taking into account outstanding options. Micro Linear’s stockholders will own approximately 9.9% of Sirenza after the merger.

See Form S-4 at 74-75.

52. Needham also claims that it reviewed and analyzed the contribution of each of Micro Linear and Sirenza to the soon to be combined Company based on combined balance sheet information, combined operating results for the twelve months ended June 30, 2006, or “LTM”, and projected calendar year 2006 and calendar year 2007 combined operating results.

53. In calculating the combined balance sheet information, Needham claims that it used the June 30, 2006 balance sheets of Micro Linear and Sirenza. In calculating the LTM operating results, Needham used the respective operating results of each company for each fiscal quarter in the twelve months ended June 30, 2006. In calculating the projected combined operating results, Needham used financial forecasts prepared by Micro Linear management and published research analyst projections for Sirenza and assumed no cost savings or other synergies. Needham reviewed, among other things, the contributions to revenues, gross profit, earnings before interest and taxes, or EBIT, net income, cash and equivalents, total assets and stockholders’ equity.

54. Importantly, the June 30, 2006 balance sheet figures used by Needham (total assets, shareholders’ equity) are materially misleading, as Sirenza’s assets and shareholders’ equity are artificially inflated by intangible assets and goodwill. The inclusion of such figures skew the analysis.

55. Further, the Form S-4 contains materially misleading information and omits certain material facts regarding Needham’s Contribution Analysis because it fails to include the underlying analyst projections used for Sirenza and the projections Micro Linear gave to Needham.

B.	Needham’s Selected Company Analysis Is Wholly
Insufficient And Materially Misleading

56. The Form S-4 contains materially misleading information and omits material facts regarding Needham’s Selected Company Analysis.

57. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for Micro Linear to the corresponding data and ratios of certain other publicly traded companies that Needham deemed “relevant”. These companies, referred to as the “selected companies”, consisted of the following: (a) IXYS Corporation; (b) Micrel, Incorporated; (c) Sirenza; (d) RF Micro Devices, Inc.; and (e) WJ Communications, Inc.

58. The Form S-4 sets forth information concerning the following multiples for the selected companies and for Micro Linear:

•	Price per share as a multiple of earnings per share for calendar year 2005;

•	Price per share as a multiple of projected earnings per share for calendar year 2006;

•	Price per share as a multiple of projected earnings per share for calendar year 2007;

•	Total enterprise value as a multiple of LTM revenues;

•	Total enterprise value as a multiple of revenues for calendar year 2005;

•	Total enterprise value as a multiple of projected revenues for calendar year 2006;

•	Total enterprise value as a multiple of projected revenues for calendar year 2007; and

•	Total enterprise value as a multiple of LTM EBIT.

See Form S-4 at 77.

59. Needham calculated multiples for the selected companies and Micro Linear based on the closing price of the companies on August 11, 2006:

	Selected Companies				Micro Linear
	High	Low	Mean	Median
Price per share/CY 2005 earnings per share(1)	79.3x	25.1x	52.2x	52.2x	NM
Price per share/projected CY 2006 earnings per share(1)	34.4x	11.9x	19.5x	17.7x	NM
Price per share/projected CY 2007 earnings per share(1)	23.7x	7.9x	14.2x	12.7x	14.5x
Total enterprise value to LTM revenues	3.9x	0.9x	2.1x	2.0x	1.7x
Total enterprise value to CY 2005 revenues	5.9x	0.9x	2.7x	2.3x	1.9x
Total enterprise value to projected CY 2006 revenues	2.6x	0.8x	1.8x	1.9x	1.4x
Total enterprise value to projected CY 2007 revenues	2.1x	0.7x	1.5x	1.6x	1.0x
Total enterprise value to LTM EBIT	50.3x	12.1x	32.2x	34.3x	NM

60. While it is clear that Micro Linear figures are below the mean and median for most available parameters, Needham further skewed this analysis by omitting from its selected company analysis several of the companies from its comparable transactions analysis (thereof implying comparable companies), including Microsemi Corporation, Zoran Corporation, Digi International, Inc., Intel Corporation, and International Rectifier Corporation.

61. Furthermore, the Form S-4 contains materially misleading information and omits material facts regarding Needham’s Selected Company Analysis because it should have disclosed the criteria behind its selection of selected companies, as well as reasons for its failure to include Microsemi, Zoran, Digi, Intel and International Rectifier in its selected company analysis.

C.	Needham’s Stock Price Premium Analysis Is Wholly
Deficient And Devoid Of Rational Information

62. In the Form S-4, Needham analyzed publicly available financial information for 16 selected mergers and acquisitions of technology companies, representing transactions since January 1, 2004 with equity values of between $25 million and $100 million.

63. The Form S-4 states in relevant part:

Stock Price Premium Analysis. [...] In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day, one week and thirty days prior to the announcement of the transaction.

Needham & Company calculated premiums for Micro Linear based on the Sirenza closing stock price of $8.72 on August 11, 2006, the Micro Linear closing stock price of $2.65 on August 11, 2006, and the exchange ratio of 0.365. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

See Form S-4 at 75.

64. Importantly, Needham’ s analysis indicates that the premium implied by the Proposed Transaction is lower than the median premiums on a one-day and one-week basis.

	Selected Transactions				Sirenza/ Micro Linear Merger
	High	Low	Mean	Median
One day stock price premium	83%	-33%	17%	24%	20%
One week stock price premium	83%	-24%	17%	21%	17%
30 days stock price premium	71%	-20%	14%	11%	20%

65. The premium analysis is materially misleading because the Form S-4 fails to disclose the transactions selected for the analysis, as well as any transactions which were considered, but were not included.

D.	Needham’s Selected Transaction Analysis Is Deficient

66. The Form S-4 contains materially misleading information and omits material facts regarding Needham’s “Selected Transaction Analysis”. For purposes of this analysis, the Form S-4 states that Needham analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions since January 1, 2000 with values of between $25 million and $750 million involving public fabless semiconductor companies:

Acquirer	Target
Microsemi Corporation	Advanced Power Technology, Inc.
Zoran Corporation	Oak Technology, Inc.
TXYS Corporation	Clare Inc.
Digi International Inc.	NetSilicon, Inc.
Intel Corporation	Xircom, Inc.
International Rectifier Corporation	Zing Technologies, Inc.

67. Importantly, for purposes of this analysis, Needham used stale transaction data, as five of the above referenced transactions were completed before August 2003 in the wake of the high-tech bubble burst of 2000. If Needham used more recent transactions, the analysis would have yielded different results.

E.	The Form S-4 Omits Material Information
Regarding Micro Linear As A Stand-Alone Entity

68. As described herein, Micro Linear is a company on the rise with an excellent product pipeline. According to the Form S-4, the Proposed Transaction is favorable as compared to: “Micro Linear’s business, prospects and financial performance and condition as a stand-alone entity” See Form S-4 at 71 (emphasis added).

69. The Form S-4, however, contains no quantitative information regarding Micro Linear as a stand-alone entity. The Form S-4 is devoid of any Micro Linear projections and does not contain a discounted cash flow analysis (“DCF”), a standard investment banking methodology that would apprise Micro Linear shareholders as to the viability of the Company on a stand-alone basis.

F.	Although Micro Linear’s Board Of Directors Will
Benefit From The Proposed Transaction, Defendants
Fail To Disclose Material Information Regarding Such Benefits

70. The Micro Linear Board of Directors and Micro Linear executive officers have interests in the Proposed Transaction. These interests include, but are not limited to:

The continued indemnification of, and provision for directors’ and officers’ liability insurance coverage to, current directors and officers of Micro Linear following the merger;

The appointment of John Zucker, the current Chairman of the Micro Linear board of directors, to the Sirenza board of directors upon completion of the merger;

The employment of certain executive officers of Micro Linear by Sirenza upon completion of the merger, including the employment of Timothy A. Richardson, Micro Linear’s current President and Chief Executive Officer, as the Chief Strategy Officer of Sirenza;

The potential receipt of severance payments, payable to certain Micro Linear executive officers if he or she were to be terminated without cause or were to resign pursuant to an involuntary termination; and

The acceleration of vesting of all outstanding options to purchase Micro Linear common stock, including all officers’ and directors’ outstanding stock options, as a result of which the following directors and executive officers will hold fully vested options, assuming the value of the merger consideration paid in the merger in respect of each share of Micro Linear common stock is equal to $3.26 (based on an exchange ratio of 0.365 and a Sirenza average closing price of $8.92).

71. In addition, certain Micro Linear directors and executive officers will handsomely profit from the Proposed Transaction:

Non-Employee Directors:	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Weighted Average Exercise Price of Unvested Option to be Accelerated in the Merger	Value of Universal Options to be Accelerated in the Merger*	Weighted Average Exercise Price of All In-The Money Options	Value of all In- The-Money Options*
Laura Perrone	105,000	27,395	$6.19	—	$2.31	$28,500
Joseph D. Rizzi	169,000	—	—	—	$2.84	$42,200
A. Thampy Thomas	141,250	10,312	$5.55	—	$2.82	$44,000
John Zucker	140,000	86,875	$4.61	$14,250	$2.31	$38,000

*	Illustrates. the economic value of all unvested options with exercise prices below $3.26, or in-the-money options, held by each non-employee director assuming the acceleration of all such unvested options in the merger and the exercise of such options. Calculated for each non-employee director by multiplying the number of shares subject to unvested in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006 (i.e., $8,92 multiplied by 0.365), and the weighted average exercise price of such unvested in-the-money options.

**	Illustrates the economic value of all options held by each non-employee director assuming the acceleration of all such options in the merger and the exercise of all options with exercise prices below $3.26, or in-the-money options, immediately upon completion of the merger. Calculated for each non-employee director by multiplying the number of shares subject to in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14,2006, and the weighted average exercise price of such in-the-money options.

Name and Title:	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Weighted Average Exercise Price of Unvested Options to be Accelerated in the Merger	Value of Universal Options to be Accelerated in the Merger*	Weighted Average Exercise Price of All-In-The Money Options	Value of all In- The-Money Options*
Brent Dix, Vice President, Engineering	241,834	113,634	$1.67	$180,678	$2.16	$265,290
Peter Manno, Vice President, Business Development	145,000	145,000	$1.67	$230,550	$2.16	$230,550
Steven Moore, Vice President, Worldwide Sales and Applications	100,000	70,000	$1.67	$111,300	$2.16	$128,400
Timothy Richardson, President and CEO	452,306	392,306	$1.67	$623,767	$2.16	$623,767
Michael Schradle, Vice President, Operations, Finance and CFO	222,724	222,724	$1.67	$354,131	$2.16	$354,131

72. The Form S-4 fails, however, to quantify the amount of change-in-control payments, bonuses, and employment agreements to be received by Micro Linear executives and/or directors in connection with the Proposed Transaction.

G.	The Form S-4 Fails To Indicate How Much Needham Will Be Paid In Connection With The Proposed Transaction
And Past Business Relationships With Sirenza

73. The Form S-4 fails to disclose how much Micro Linear is paying Needham in connection with the transaction. The Form S-4 indicates that Needham expects to receive compensation for its services:

Under the terms of its engagement letter with Needham & Company, Micro Linear has paid or agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion and a fee for financial advisory services that Micro Linear and Needham & Company believe are customary in transactions of this nature. A substantial portion of Needham & Company’s fees, consisting of a portion of the fee for financial advisory services, are contingent on consummation of the merger. Whether or not the merger is consummated, Micro Linear has agreed to reimburse Needham & Company for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham & Company as a financial advisor to Micro Linear.

See Form S-4 at 79 (emphasis added). However, the Form S-4 is devoid of any quantification of monies that Needham will receive in connection with its services.

74. Further, although the Form S-4 indicates that Needham “ha[d] no investment banking relationship with Sirenza during the past two years” (see Form S-4 at 70) (emphasis added), the Form S-4 does not inform Micro Linear shareholders as to what business relationships Needham and Sirenza had prior to this two year period and a quantification of monies received in connection with those engagements.

H.	The Sirenza Stock To Be Received By Micro Linear Shareholders Is Extremely Risky

75. In the event the Proposed Transaction is consummated, Micro Linear shareholders may in fact hold shares of Sirenza that are extremely risky. The Form S-4 highlights material problems with respect to Sirenza’s business and prospects. For example, the Form S-4 states in relevant part:

Sirenza’s recent acquisition of Premier Devices, Inc. may not be successfully integrated or produce the results it anticipates. See Form S-4 at 29

*         *         *

Sirenza depends on a relatively small number of customers for a significant portion of its net revenues. The loss of any of these customers could reduce Sirenza’s net revenues. Id. at 32.

*         *         *

Sirenza’s growth depends on the growth of the wireless and wireline communications infrastructure market. If this market does not grow, or if it grows at a slow rate, demand for Sirenza’s products may fail to grow or diminish. Id.

*         *         *

If the satellite radio market does not grow or grows at a slow rate, or if Sirenza’s relationship with Sirius weakens, Sirenza’s results of operations may suffer. Id.

*         *         *

Sirenza’s gross margin will fluctuate from period to period, and such fluctuation could affect its financial performance, particularly earnings or loss per share, in turn potentially decreasing Sirenza’s stock price. Id. at 33.

*         *         *

Sirenza has a history of significant operating losses. If Sirenza is unable to increase its gross profit sufficiently to offset operating expenses, Sirenza may be unable to maintain its profitability. Id.

*         *         *

Sales of Sirenza’s products have been affected by a pattern of product price decline, which can harm its business. Id. at 34.

*         *         *

Sirenza’s strategic investment in GCS, a privately held semiconductor foundry, could be further impaired or never redeemed, which could harm its results of operations. Id. at 39.

*         *         *

Sirenza’s reliance on third-party wafer fabs to manufacture its semiconductor wafers may reduce its ability to fill orders and limit its ability to assure product quality and to control costs. Id. at 40.

*         *         *

A substantial portion of Sirenza’s products are sold to international customers, which exposes Sirenza to numerous risks. Id. at 42.

76. In addition, according to the Form S-4, Sirenza’s stockholders can exert control over the company, and they may not make decisions that reflect the interests of the company or those of other stockholders. This may also effect the price of Sirenza stock. In this regard, the Form S-4 states in relevant part:

Sirenza’s founding stockholders continue to control a substantial amount of its outstanding common stock, as do Phillip Liao and his spouse, the former sole stockholders of PDL As a result, these stockholders will be able to exert a significant degree of influence over Sirenza’s management and affairs and matters requiring stockholder approval, including the election of its directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Sirenza and might affect the market price of its common stock. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders.

77. The Individual Defendants have breached their fiduciary duties of loyalty, good faith and due care by entering into the Proposed Transaction and by failing to maximize shareholder value, as alleged herein.

78. The Individual Defendants’ fiduciary duties require that they not make misleading statements or misleading partial disclosures with respect to matters germane to the Proposed

Transaction. When they communicate with shareholders, directors are under a fiduciary duty to make accurate and complete disclosure.

79. As set forth above, defendants have made misleading and misleadingly incomplete statements in the Form S-4. Thus, the Individual Defendants have breached their fiduciary duty of disclosure concerning matters relevant to informed stockholder decisions about the fairness and adequacy of the Proposed Transaction.

80. Sirenza and Metric knowingly and substantially participated in and have benefited from the Individual Defendants’ breaches of fiduciary duties, as alleged herein.

81. Plaintiff and the Class will suffer irreparable harm if the Proposed Transaction is not enjoined. The Individual Defendants have made materially misleading and misleadingly incomplete statements in the Form S-4. Plaintiffs and the Class are entitled to complete and accurate disclosure which enables them to make informed investment decisions, including whether or not to sell into the market or to vote against the merger.

82. Plaintiffs and the Class have no adequate remedy at law.

83. WHEREFORE, Plaintiff demands judgment against Defendants, jointly and severally, as follows:

(A) Declaring this action to be a class action and certifying Plaintiff as the Class representative and his counsel as Class counsel;

(B) Enjoining, preliminarily and permanently, the transaction complained of herein;

(C) To the extent, if any, that the transaction complained of is consummated prior to the entry of this Court’s final judgment, rescinding such transaction, or granting the Class rescissory damages;

(D) Directing that Defendants account to Plaintiff and the other members of the Class for all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

(E) Awarding Plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff’s attorneys and experts; and

(F) Granting Plaintiff and the other members of the Class such other and further relief as may be just and proper.

Dated: September 12, 2006

ROSENTHAL, MONHAIT & GODDESS, P.A.

By:	/s/ Carmella P. Keener
Carmella P. Keener (DSBA No. 2810) 919 N. Market Street, Suite 1401 Citizens Bank Center Wilmington, Delaware 19801 Tel: (302) 656-4433

Attorneys for Plaintiff

OF COUNSEL:

BERNSTEIN LIEBHARD & LIFSHITZ, LLP

U. Seth Ottensoser

Gregory M. Egleston

10 East 40th Street

New York, NY 10016

Tel: (212) 779-1414